SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): March 13, 2003



                            The X-Change Corporation
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             (Exact name of registrant as specified in its charter)


Nevada                              0-41703                    43-1594165
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(State or other                   (Commission                (IRS Employer
jurisdiction of                   File Number)               Identification
incorporation)                                                   Number)




                       Highway 42 North, Kilgore, TX        75601
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               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (903) 987-1644


ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

As previously reported, Registrant, on January 23, 2003, sought approval for a proposed Securities Repurchase Agreement between the Registrant, X-Change Technologies Corp., and two separate groups of the Registrant's stockholders. The solicitation received the requisite number of consents and all conditions precedent to closing were subsequently fulfilled. The parties closed under the Securities Repurchase Agreement on March 13, 2003. The former board of directors resigned effective the closing date.

The Repurchase, essentially, resulted in the sale of all Registrant's assets in exchange for the surrender of all securities held by the former X-Change
Technologies shareholders in Registrant and the assumption by X-Change Technologies Corp. of all Registrant's debt immediately prior to closing. The Repurchase effected a change in control over the business, policies and affairs of Registrant from the X-Change shareholders to those shareholders holding securities in Registrant prior to January 15, 2002. Registrant now has outstanding approximately 22,540,000 shares of common stock, which was the amount outstanding immediately prior to closing of the X-Change Technologies Corp. acquisition on January 15, 2002. All lock-up agreements pertaining to these shares were released effective with the closing. The common shares are the only securities of Registrant now outstanding. Presently Registrant is in the process of negotiating for the purchase of an oil and gas operating company; however, there can be no assurance the negotiations will be successful. If consummated, it is anticipated that a new board of directors and executive officers will be obtained.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



The X-Change Corporation



By:   /s/ Robert Merritt Barbee
Title:  Chief Executive Officer


Date: March 28, 2003